    As filed with the Securities and Exchange Commission on November 17, 2004
                                           Registration Statement No. 333-111833

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               F.N.B. Corporation
   ---------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


          Florida                                               25-1255406
-------------------------------                               ----------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


                              One F.N.B. Boulevard
                          Hermitage, Pennsylvania 16148
                                 (724) 981-6000
 ------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Brian F. Lilly
                             Chief Financial Officer
                               F.N.B. Corporation
                              One F.N.B. Boulevard
                          Hermitage, Pennsylvania 16148
                                 (724) 981-6000
 ------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                            Frederick W. Dreher, Esq.
                                Duane Morris LLP
                             4200 One Liberty Place
                           Philadelphia PA, 19103-7396
                                 (215) 979-1234

         Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                     [LOGO]
                               F.N.B. CORPORATION
                                2,000,000 SHARES
                                  COMMON STOCK

         We have adopted a dividend reinvestment and direct stock purchase plan to provide both existing shareholders and interested new investors a convenient and cost-effective method to purchase shares of our common stock. You may begin participating in our plan by completing a plan enrollment form and returning it to Registrar and Transfer Company, our plan administrator. Our common stock is listed on the New York Stock Exchange under the symbol "FNB." If you are currently participating in our plan, you do not need to take any action.

         Some of the significant features of our plan are as follows:

         o If you are not an existing shareholder, you may enroll in our plan by making an initial cash purchase of our common stock of between $1,000 and $10,000.

         o If you are a shareholder, you can participate in our plan by enrolling at least 50 shares of our common stock in our plan.

         o Once enrolled in our plan, you may purchase additional shares of common stock by automatically reinvesting all or any portion of the cash dividends paid on our common stock.

         o You may also purchase additional shares of common stock by making cash purchases of at least $50, up to $10,000 per month.

         o You may also make automatic monthly investments by authorizing electronic funds to be transferred from your banking or checking accounts. You may make an electronic fund transfer for as little as $50 per month, up to $10,000 per month.

         o Your purchase of shares of our common stock will be free of brokerage fees, commissions or charges. We will bear all expenses for any open market purchases.

         o We may sell newly issued shares under our plan or instruct our plan administrator to purchase shares in the open market or privately negotiated transactions, or elect a combination of these alternatives.

         o The purchase price of newly issued shares purchased under our plan will be the average of the high and low trading prices for our common stock quoted on the New York Stock Exchange on the day of purchase. The purchase price of any shares purchased on the open market will be the weighted average price per share for the purchase order in which the shares are purchased.

         Participation in our plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in our plan, you will continue to receive cash dividends, as declared, in the usual manner.

         IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 1.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 17, 2004.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

Summary                                                                     1
Risk Factors                                                                1
The Plan                                                                    8
      Administrator of the Plan                                             8
      Enrollment                                                            8
      Investment Options                                                    9
      Purchase of Shares Through the Plan                                  11
      Sale of Shares Held Under the Plan                                   12
      Timing and Control                                                   12
      Independent Broker                                                   13
      Safekeeping of Your Stock Certificates and Book Entry                13
      Gifts or Transfers of Shares to Another Person's Plan Account        14
      Issuance of Certificates                                             15
      Plan Service Fees                                                    15
      Tracking Your Investments                                            16
      Stock Splits, Stock Dividends and Other Distributions                16
      Voting of Proxies                                                    16
      Responsibility of F.N.B. and Registrar and Transfer Company          17
      Plan Modification or Termination                                     17
      Change of Eligibility; Termination of Participation                  17
U.S. Federal Income Tax Information                                        17
Use of Proceeds                                                            18
Plan of Distribution                                                       18
Legal Matters                                                              19
Experts                                                                    19
Additional Information                                                     19

                                     SUMMARY

         The following summary does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in our common stock.

         Whenever we refer herein to "F.N.B.," "us," "we" or "our," we are referring to F.N.B. Corporation and its subsidiaries.

ABOUT THIS PROSPECTUS

         This prospectus describes the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan. Our plan provides a convenient way for current or prospective shareholders to purchase shares of our common stock without paying a brokerage commission.

         You do not have to be a current shareholder to participate in our plan. You can purchase your first shares of our common stock through our plan by making an initial purchase of at least $1,000.

         Our plan is administered by the transfer agent and registrar for our common stock, Registrar and Transfer Company.

F.N.B. CORPORATION

         We are a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Through our subsidiaries, we provide retail, commercial and corporate banking services, as well as a variety of other financial services. Our principal executive office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and our telephone number is (724) 981-6000. Our common stock is listed for trading on the New York Stock Exchange under the symbol "FNB."

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the market value of our common stock could decline, and you could lose all or part of your investment.

OUR STATUS AS A HOLDING COMPANY MAKES US DEPENDENT ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS.

         We are a holding company and conduct almost all of our operations through our subsidiaries. We do not have any significant assets other than the stock of our subsidiaries. Accordingly, we depend on dividends from our subsidiaries to meet our obligations. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, our bank subsidiaries are limited in the amount of dividends they may pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our bank subsidiaries from paying dividends if they determine that the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

         Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income, which is the difference between income from interest-earning assets, such as loans, and expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, we, along with other financial institutions generally, are sensitive to interest rate fluctuations.

OUR RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         o        credit risks of a particular borrower;

         o        changes in economic and industry conditions;

         o        the duration of the loan; and

         o in the case of a collateralized loan, uncertainties as to the future value of the collateral.

         Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES WERE NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

         There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for estimated losses in our loan portfolio. We periodically determine the amount of our allowance for loan losses based upon consideration of several factors, including:

         o a regular review of the quality, mix and size of the overall loan portfolio;

         o        historical loan loss experience;

         o        evaluation of non-performing loans;

         o assessment of economic conditions and their effects on our existing portfolio; and

         o the amount and quality of collateral securing loans, including guarantees.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH.

         We fund our loan growth primarily through deposits. To the extent that we are unable to attract and maintain sufficient levels of deposits to fund our loan growth, we would be required to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

WE COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH OUR GROWTH AND ACQUISITION STRATEGY.

         We have grown and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for our financial institution subsidiaries. However, the market for acquisitions is highly competitive. We may not be as successful in the future as we have been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

         As part of this acquisition strategy, we may acquire additional banks and non-bank entities that we believe provide a strategic fit with our business. To the extent that we are successful with this strategy, we cannot assure you that we will be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

         o potential exposure to unknown or contingent liabilities of banks and non-bank entities we acquire;

         o exposure to potential asset quality issues of acquired banks and non-bank entities;

         o        potential disruption to our business;

         o        potential diversion of our management's time and attention;
                  and

         o the possible loss of key employees and customers of the banks and other businesses we acquire.

         In addition to acquisitions, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch applications. Based on our experience, we believe that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organization and overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake additional de novo branch openings, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on our net income earnings per share, return on average shareholders' equity and return on average assets.

         We may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to our overall operations. Following each acquisition, we must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities we acquire into our existing operations may adversely affect our results of operations and financial condition.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES IN THE REGULATION OF THE BANKING INDUSTRY.

         We and our subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. Regulations are generally intended to provide protection for depositors and customers rather than for investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking industry as a whole and could limit our growth and the return to investors by restricting such activities as:

         o        the payment of dividends;

         o        mergers with or acquisitions by other institutions;

         o        investments;

         o        loans and interest rates;

         o        the provision of securities, insurance or trust services; and

         o the types of non-deposit activities in which our financial institution subsidiaries may engage.

         In addition, legislation may change present capital requirements, which would restrict our activities and require us to maintain additional capital.

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO SIGNIFICANT COMPETITION.

         We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The increasingly competitive environment is a result of:

         o        changes in regulation;

         o        changes in technology and product delivery systems; and

         o the accelerated pace of consolidation among financial services providers.

         We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

OUR CONTINUED PACE OF GROWTH MAY REQUIRE US TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT THAT CAPITAL MAY NOT BE AVAILABLE WHEN IT IS NEEDED.

         We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As a financial holding company, we seek to maintain capital sufficient to meet the "well capitalized" standard set by regulators. We anticipate that our current capital resources will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support continued growth, both internally and through acquisitions.

         Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to expand further our operations through internal growth and acquisitions could be materially impaired.

ADVERSE ECONOMIC CONDITIONS IN OUR MARKET AREA MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         The majority of our business is concentrated in Western Pennsylvania and Eastern Ohio, which are traditionally slower growth markets. As a result, our loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area historically have been less robust than the economy of the nation as a whole and are not subject to the same fluctuations as the national economy. Adverse economic conditions in our market area, including the loss of certain significant employers, could reduce our growth rate, affect our borrowers' ability to repay their loans and generally affect our financial condition and results of operations. Furthermore, a downturn in real estate values in our market area could cause many of our loans to become inadequately collateralized.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS AND FLORIDA LAW MAY DISCOURAGE TAKEOVERS.

         Our articles of incorporation and by-laws contain certain anti-takeover provisions that may make more difficult or expensive or may discourage a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and by-laws:

         o classify our board of directors into three classes, so that shareholders elect only one-third of the board of directors each year;

         o        permit shareholders to remove directors only for cause;

         o do not permit shareholders to take action except at an annual or special meeting of shareholders;

         o require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders' meeting;

         o permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine; and

         o require the vote of the holders of at least 75% of our voting shares for shareholder amendments to our by-laws.

         Under Florida law, the approval of a business combination with shareholders owning 10% or more of the voting shares of a corporation requires the vote of holders of at least 2/3 of the voting shares not owned by such shareholder, unless the transaction is approved by a majority of the disinterested directors. In addition, Florida law generally provides that shares of a corporation acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation's disinterested shareholders.

         These provisions of our articles of incorporation and by-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of our shareholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts or speculation.

LOSS OF MEMBERS OF OUR EXECUTIVE TEAM COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         Our success is dependent, in part, on the continued service of our executive officers, including Peter Mortensen, our Chairman of the Board, and Stephen J. Gurgovits, our President and Chief Executive Officer. The loss of the services of either of these executive officers could have a negative impact on our business because of their skills, relationships in the banking community, years of industry experience and the difficulty of promptly finding qualified replacement executive officers.

                                    THE PLAN

ADMINISTRATOR OF THE PLAN

         We have appointed the transfer agent and registrar for our common stock, Registrar and Transfer Company, to administer our plan and act as agent for plan participants. Registrar and Transfer Company will hold shares for plan participants, keep records, mail statements, arrange for the purchase and sale of shares for plan participants as described below, and perform other duties required by our plan.

         You may contact Registrar and Transfer Company at the following address and telephone number:

                         Registrar and Transfer Company
                        Dividend Reinvestment Department
                                  P.O. Box 664
                           Cranford, New Jersey 07016
                             Telephone: 800-368-5948
                                Fax: 908-497-2320
                              E-mail: info@rtco.com
                             Web site: www.rtco.com

          When contacting Registrant and Transfer Company, please include your account number or social security number on all correspondence and a telephone number where you can be reached during business hours.

ENROLLMENT

         If you meet the requirements outlined below, you are eligible to participate in our plan, whether or not you presently own any shares of our common stock. If you live outside the United States, you should determine whether there are any governmental regulations that would prohibit your participation in our plan.

         If you do not currently own any shares of our common stock, you can join our plan by making an initial investment of between $1,000 and $10,000. You can join our plan by returning a completed enrollment form to Registrar and Transfer Company along with your check payable to Registrar and Transfer Company. Registrar and Transfer Company will arrange for an independent broker to purchase shares for your account in the open market or directly from the Company, and we will pay any sales commissions for you with respect to such purchases. Your account will be established and initial shares will be purchased for you within five days of Registrar and Transfer Company's receipt of your enrollment form and initial investment. You will not receive any interest on amounts held pending investment. See "Purchase of Shares Through the Plan" on page 11 and "Independent Broker" on page 13.

         If you already own shares of our common stock and the shares are registered in your name, you may join our plan by returning a completed enrollment form to Registrar and Transfer Company and either making an initial cash investment of $1,000 or enrolling at least 50 shares of our common stock in our plan.

         If you already own shares of our common stock and the shares are held in "street name" through a brokerage, bank or other intermediary account, you may join our plan by transferring at least 50 shares of our common stock to our plan. To do so, you must request that your broker arrange to have some or all of your stock registered in your name and submit an enrollment form to Registrar and Transfer Company requesting that the stock be transferred to our plan.

         Our eligible employees, directors and advisory directors and those of our affiliates not currently enrolled in our plan may enroll in our plan by completing the enrollment form and, if they wish to make purchases through payroll deduction or receive our common stock in an amount equivalent to their directors' fees, by signing an authorization form and returning the forms to the Personnel Department of the affiliate with which they are employed. Participation by employee participants electing the payroll deduction option will begin on the first payroll date after the Personnel Department has received the completed forms. Our employees, directors and advisory directors and those of our affiliates may also participate without payroll deduction by forwarding an initial payment of at least $50 along with their enrollment form.

INVESTMENT OPTIONS

         Once enrolled in our plan, you will have the following options for acquiring additional shares of our common stock through our plan:

         DIVIDEND REINVESTMENT. You may choose to reinvest all or a portion of the cash dividends paid on the shares in your plan account toward the purchase of additional shares of our common stock. You may change your dividend reinvestment election at any time, except between the record and payment dates for a dividend, by notifying Registrar and Transfer Company. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend (the record date is normally two weeks prior to the dividend payment date).

         If you elect to reinvest your dividends, you may choose to reinvest all of your cash dividends or a portion of your cash dividends. If you choose to reinvest less than all of your dividends, you must elect on our plan enrollment form to reinvest dividends based on the number of full shares you specify, and receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter, assuming that the dividend paid by us remains the same for each quarter.

         You may have all of your cash dividends remitted to you by check, via U.S. Mail, or by automatic deposit to your bank account.

         OPTIONAL CASH INVESTMENTS. You can make your initial purchase of shares of our common stock to enroll in our plan or purchase additional shares of our common stock by using our plan's optional cash investment feature and completing the appropriate part of the enrollment form. Following your initial purchase of plan shares, you may make additional investments of at least $50 at any one time, up to $10,000 per month. Interest will not be paid on amounts held pending investment. You may make your optional cash investments by either of the following three methods:

         o BY AUTOMATIC WITHDRAWAL FROM YOUR BANK ACCOUNT. If you wish to make regular purchases, you may authorize an automatic withdrawal from your bank account by completing the appropriate part of the enrollment form. This feature enables you to make ongoing investments without writing a check. You may elect to have funds automatically deducted from your account on a monthly basis on the first day of the month. If one of these dates falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic withdrawal to be initiated. You must notify Registrar and Transfer Company in writing to change or terminate automatic withdrawal.

         o BY CHECK. You may make optional cash purchases at any time by sending a personal check drawn on a U.S. bank and payable in U.S. dollars to Registrar and Transfer Company. Optional cash purchases must be in U.S. dollars, and checks must be drawn on a U.S. financial institution. Do not send cash. To facilitate processing of your purchase order, please use the transaction stub located on the bottom of your statement. Mail your payment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the date Registrar and Transfer Company receives your check.

         o BY PAYROLL DEDUCTION (ELIGIBLE EMPLOYEES OF F.N.B. OR ITS AFFILIATES ONLY). The minimum contribution amounts described in this prospectus under the subheading entitled "Enrollment" (see page 8) are not applicable to contributions made by employee participants through payroll deduction. Our employees and employees of our affiliates may elect to make regular purchases under our plan by authorizing an automatic deduction from their paychecks. The minimum payroll deduction permitted is $10 per pay period, and payroll deductions may be authorized in any amount in excess of the $10 minimum deduction so long as it is a multiple of $5. However, employee participants who elect to make optional cash purchases, but do not elect payroll deduction, are subject to the minimum and maximum contribution amounts applicable to plan participants generally as described in this prospectus under the subheading entitled "Enrollment" (see page 8). An employee participant may increase or decrease the amount of or discontinue his or her authorized payroll deduction at any time by completing and signing the appropriate form and returning it to the Personnel Department.

PURCHASE OF SHARES THROUGH THE PLAN

         Registrar and Transfer Company will arrange to acquire shares needed to effect purchases under our plan, including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments, either by using an independent broker that is not affiliated with us (the "Independent Broker") to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from F.N.B.

         All fractional shares purchased through our plan will be calculated to the fourth decimal place and credited to your account in book entry form.

         PRICING OF SHARES PURCHASED IN THE OPEN MARKET. For any plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising our plan purchase order in which your shares were included. The Independent Broker will use its discretion to execute purchase orders in open market transactions so as to achieve "best execution" for each aggregate plan order. For this purpose, the Independent Broker may fill each aggregate plan order in more than one trade or on more than one day. We will pay on your behalf commissions and other fees incurred by our plan for such purchases, but the payments will constitute income to you for income tax purposes.

         PRICING OF SHARES PURCHASED DIRECTLY FROM US. For any plan shares purchased directly from us, your purchase price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the high and low trading prices of our common stock quoted on the New York Stock Exchange on the dividend payment date. If our common stock does not trade on the New York Stock Exchange on the day on which the shares are to be priced, then we will determine the price per share on the basis of such market quotations as we consider appropriate.

         In order to realize more efficient execution of purchase orders, Registrar and Transfer Company may hold any funds received from dividends on shares held in our plan for reinvestment and/or as funds received as initial or optional cash investments, except for employee payroll deductions, for a period of up to five business days and combine these funds into a single purchase order. Except for employee payroll deductions, no funds will be held by Registrar and Transfer Company for more than five business days prior to arranging for shares to be purchased with the funds, although, depending on the volume of orders received, Registrar and Transfer Company may complete such combined purchase order as frequently as daily. If shares are purchased for your plan account through such a combined purchase order, your per share purchase price will be determined as the weighted average purchase price for all shares included in the combined purchase order. Funds from employee payroll deductions will be combined to purchase shares once per month, usually on the date corresponding to the mid-month payroll day.

         No interest is paid on initial or optional cash investments pending the investment of such amounts in our common stock.

SALE OF SHARES HELD UNDER THE PLAN

         You may sell any number of shares held in your plan account in either of two ways. First, you may request certificates for your shares and arrange for the sale of the shares through a broker-dealer of your choice. See "Issuance of Certificates" on page 15. Second, you may request that Registrar and Transfer Company arrange for the sale of your shares in open market transactions. See "Independent Broker" below. Sale of your shares through Registrar and Transfer Company requires your payment of a transaction fee, and any applicable brokerage commission. See "Plan Service Fees" on page 15.

         In order to execute sale orders more efficiently, Registrar and Transfer Company may aggregate all sale orders received over any five business-day period into one combined sale order. In no event will Registrar and Transfer Company wait more than five business days to effect your sale order. If an Independent Broker is used to effect a sale order, such broker will use its discretion to achieve best execution. For this purpose, the Independent Broker may sell each combined sale order in more than one trade or in a series of trades on more than one trading day. The per-share sales price for shares sold for you as part of a combined sale order will be the weighted average price obtained for all shares sold in the combined sale order in which your shares were sold.

         For any sale of your plan shares through Registrar and Transfer Company, you will receive your portion of the proceeds of the sale less a sales transaction fee and applicable brokerage commission, and any required tax withholdings. See "Plan Service Fees" on page 14 and "U.S. Federal Income Tax Information" on page 17).

         Please note that if you do not purchase shares in our plan by automatic withdrawal or payroll deduction and your total holdings in our plan fall below a minimum number of shares as established by Registrar and Transfer Company from time to time, Registrar and Transfer Company may in its sole discretion liquidate the balance of shares in your plan account and pay the proceeds to you, less any applicable fees, and close your plan account.

TIMING AND CONTROL

         Because Registrar and Transfer Company will purchase or sell the shares on behalf of our plan, you will not have the authority or power to control the timing or pricing of these transactions. Therefore, you will bear the market risk associated with fluctuations in the price of our common stock. In other words, when you send in funds to purchase or a request to sell shares, the market price of our common stock may go down or up between the time you send in your order and the time your transaction is completed.

INDEPENDENT BROKER

         At our discretion, purchases and sales of shares of our common stock for plan participants will be effected either through a direct purchase from, or sale to, us or by an Independent Broker appointed by Registrar and Transfer Company.

         When Registrar and Transfer Company effects purchases or sales of shares for the accounts of plan participants by an Independent Broker, the Independent Broker will purchase or sell all such shares in ordinary, open market transactions over the New York Stock Exchange. Neither we nor Registrar and Transfer Company nor any of our other affiliates may exercise any control over any of the following aspects of transactions effected through an Independent Broker:

         o the number of shares to be purchased or sold for our plan by the Independent Broker, which number will be determined by the Independent Broker based on the number of shares required to fund dividend reinvestment for participants or optional cash purchases by plan participants since the most recent purchase of shares by the Independent Broker for plan participants or otherwise to complete sale orders requested by Registrar and Transfer Company;

         o        the price at which shares are purchased or sold;

         o the timing of purchases or sales, except for our plan provisions requiring purchases or sales to occur at least weekly or, in the case of purchases to fund dividend reinvestment, on each dividend date;

         o        the manner in which shares are purchased; or

         o the selection of any broker or dealer, other than the Independent Broker, through which purchases or sales may be effected.

SAFEKEEPING OF YOUR STOCK CERTIFICATES AND BOOK ENTRY

         Shares of our common stock purchased for your account under our plan will be maintained in your plan account in "book entry form." This means you will not receive a stock certificate; rather a record of your ownership position will be maintained by computer or other electronic media. Certificates for shares held in book entry form under our plan will be issued only upon written request to Registrar and Transfer Company. See "Issuance of Certificates" on page 15. You will receive a quarterly statement detailing the status of your holdings. For more information, see "Tracking Your Investments" on page 16.

         In addition, you may use the plan's safekeeping service (book entry form) to deposit your existing F.N.B. common stock certificates at no cost. Safekeeping is beneficial because you greatly reduce the risk and cost associated with the loss, theft or destruction of your stock certificates.

          To use the plan's safekeeping service, send your certificates to Registrar and Transfer Company by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificate or complete the assignment section. Please note that you will bear the full risk of loss in the event your certificates are lost prior to receipt by Registrar and Transfer Company.

GIFTS OR TRANSFERS OF SHARES TO ANOTHER PERSON'S PLAN ACCOUNT

         You can give or transfer shares held under your account under our plan to another person's plan account by any of the following methods:

         o Making an initial $1,000 cash investment or transfer at least 50 shares of our common stock from your plan account to a plan account established in the recipient's name; or

         o Submitting an optional cash investment on behalf of an existing participant in our plan in an amount not less than $50 per investment, and not exceeding $10,000 per month; or

         o Authorizing an automatic withdrawal from your bank account of a specified amount (not less than $1,000 initially and $50 subsequently) to be contributed to the recipient's plan account.

         The transfer of plan shares to another person's plan account is subject to compliance with any applicable laws. To effect such a transfer, you must execute a stock assignment form, have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program and return the stock assignment form to Registrar and Transfer Company. The Medallion Guarantee Program ensures that the individual signing the certificate or initiating the instruction is in fact the registered owner of the shares. A stock assignment form can be obtained from Registrar and Transfer Company. If the person to whom the shares are gifted or transferred is not a plan participant, Registrar and Transfer Company will open an account for the person and enroll him or her in our plan upon receipt of a completed enrollment form.

         You may not pledge or grant a security interest in plan shares or transfer plan shares outside of our plan unless certificates representing the shares have been issued to you by Registrar and Transfer Company.

         If you need additional assistance, please call Registrar and Transfer Company at 800-368-5948.

ISSUANCE OF CERTIFICATES

         You can withdraw all or some of the shares from your plan account by notifying Registrar and Transfer Company in writing. Certificates will be issued for whole shares only. In the event your request involves withdrawal of a fractional share, a check for the value of the fractional share as of the date of certification (less any applicable fees) will be mailed to you. You should receive your certificate and any accompanying check within two to three weeks of receipt of your request.

         Certificates will be issued in the name(s) in which the account is registered unless otherwise instructed. If the certificate is issued in a name other than the name(s) in which your plan account is registered, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as described above.

PLAN SERVICE FEES

         The following plan service fees are subject to change from time to time by Registrar and Transfer Company. When a fee is assessed, Registrar and Transfer Company will deduct the applicable fees and/or commissions from either cash being held pending investment or proceeds from a sale.

        Enrollment fee                                                       No charge
        Purchase of shares                                                   No charge
        Sale of shares (partial or full)                                  $15.00 per sale
                                                                         transaction, plus
                                                                             brokerage
                                                                            commissions
        Reinvestment of dividends                                            No charge
        Optional cash investments via check or automatic investment          No charge
        Gift or transfer of shares                                           No charge
        Safekeeping of stock certificates                                    No charge
        Certificate issuance                                                  $ 10.00
        Returned checks and failed electronic funds transfers due             $ 30.00
        to insufficient funds, stop pay orders, closed accounts, etc.
        (see "Insufficient Funds Assessments" below)
        Original statements                                                  No charge
        Duplicate statements:
                    Current year statements                                  No charge
                    Statements for prior calendar year periods             $25.00 flat fee
                                                                             per request

         INSUFFICIENT FUNDS ASSESSMENTS. A fee will be assessed for any check that is returned or any electronic funds transfer that fails due to insufficient funds, stop pay order, closed account or due to other failure. By enrolling in our plan, you agree that in the event Registrar and Transfer Company purchases shares on your behalf and your payment for the shares fails due to insufficient funds, stop pay order, closed account or other failure, Registrar and Transfer Company may sell any shares held in your plan account in an open market transaction in order to collect the insufficient funds assessment and to recover any transactions costs and losses incurred by Registrar and Transfer Company in purchasing such shares.

TRACKING YOUR INVESTMENTS

         All participants in our plan will receive an annual account statement. Participants whose account has some activity (dividend reinvestment, purchase or sale of shares or enrollment or withdrawal of shares) in any quarter will receive a quarterly statement generally within 45 days after the end of the quarter. If you do not reinvest dividends and your plan account has no activity during any regular calendar quarterly period, you will not receive a quarterly statement until the next regular calendar quarter in which your account has activity. The statements will list information as to all transactions, including shares purchased, sold, deposited or transferred in previous quarters plus applicable purchase and sale prices and aggregate shares owned in our plan, for your account including year-to-date and other account information. Additionally, as soon as practicable following an optional cash purchase, sale of shares, gift, transfer or withdrawal of shares, you will receive a detailed confirmation of the transaction.

         You are responsible for maintaining your own record of the cost basis of the certificated shares deposited with Registrar and Transfer Company or purchased through our plan. Accordingly, you are urged to retain your account statements to establish the cost basis of shares purchased under our plan for income tax and other purposes. See "U.S. Federal Income Tax Information" on page 17.

         You should notify Registrar and Transfer Company promptly in writing of any change in your name or address since all notices, account statements and reports will be mailed to you at your address of record.

STOCK SPLITS, STOCK DIVIDENDS AND OTHER DISTRIBUTIONS

         In the event dividends are paid in shares of our common stock, or if our common stock is distributed in connection with any stock split or similar transaction, your plan account will be adjusted to reflect the receipt of our common stock so paid or distributed.

VOTING OF PROXIES

         Prior to any meeting of our shareholders, we will mail to you proxy materials, including a proxy card, which will allow you to vote by proxy all of the shares for which you hold certificates and the shares, full and fractional, held in your plan account. If you do not return a signed proxy card, your shares will not be voted at the meeting.

RESPONSIBILITY OF F.N.B. AND REGISTRAR AND TRANSFER COMPANY

         Neither we nor Registrar and Transfer Company nor any Independent Broker appointed to effect purchases or sales under our plan will be liable for any act or for any omission to act except in the case of willful misconduct or gross negligence. This includes, without limitation, any claims of liability for:

         o failure to terminate your account upon your death prior to receiving written notice of such death; or

         o the prices at which or dates on which any plan transactions take place; or

         o any fluctuation in the market value of our common stock before or after your sale or purchase order to Registrar and Transfer Company is completed.

         Neither we nor Registrar and Transfer Company can assure you a profit or protect you against a loss on the shares you purchase or sell under our plan.

PLAN MODIFICATION OR TERMINATION

         We reserve the right to change any administrative procedures of our plan at any time. We also reserve the right to amend, modify, suspend or terminate our plan at any time. You will receive notice of any such suspension, modification or termination.

CHANGE OF ELIGIBILITY; TERMINATION OF PARTICIPATION

         We reserve the right to deny, suspend or terminate your participation in our plan if we determine, in our sole discretion, that you are using our plan for purposes inconsistent with the intended purpose of our plan. In such event, Registrar and Transfer Company will notify you in writing and will continue to safekeep your shares but will no longer accept cash investments or reinvest your dividends. Registrar and Transfer Company will issue to you upon written request a stock certificate evidencing your plan shares.

                       U.S. FEDERAL INCOME TAX INFORMATION

DIVIDEND INCOME AND TAX BASIS FOR PARTICIPATING SHAREHOLDERS

         If you receive shares that are issued directly by us through reinvestment of dividends under our plan, you will be treated as receiving a distribution equal to the fair market value of such shares, calculated as of the date when the shares are credited to your account. If you receive shares that were purchased in the open market, you will be treated as receiving a distribution equal to the amount of the cash dividend that you could have received if you had not participated in our plan. We will pay on your behalf commissions and other fees incurred by our plan for such purchases, but such payments will constitute income to you for income tax purposes. See "Purchase of Shares Through the Plan" on page 11. Your tax basis of such shares will be equal to the amount of the distribution you are treated as receiving. If you acquire shares with optional cash payments, the tax basis of shares purchased with optional cash payments will be equal to the amount of the optional payment that you made. See "Optional Cash Investments" on page 10.

         You should consult your tax advisor regarding the tax consequences of account transactions. Certain tax information will be provided to you by our plan administrator. In addition, employee participants holding restricted shares issued under any of our benefit plans imposing vesting, holding period or other restrictions on shares issued under such plan (a "Stock Plan") should refer to the prospectus relating to the applicable Stock Plan for a discussion of the tax consequences of ownership of and transactions with respect to such shares.

HOLDING PERIOD

         The holding period for common stock purchased through dividend reinvestment or optional cash payments begins on the date following the day on which the shares are credited to your account.

DIVIDEND WITHHOLDING

         In the case of any shareholder as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under our plan is subject to federal income tax withholding, we will reinvest dividends net of the amount of tax required to be withheld.

                                 USE OF PROCEEDS

         Any proceeds to us from the sale of shares of common stock pursuant to our plan will be used for general corporate purposes, including investments in and advances to our subsidiaries.

                              PLAN OF DISTRIBUTION

         Registrar and Transfer Company will arrange to acquire shares needed to effect purchases under our plan (including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments) either by using the Independent Broker to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from us. Our only efforts to solicit purchases under our plan will be to mail this prospectus to our shareholders and respond to any requests made by our shareholders or others regarding participation in our plan.

         Persons who acquire shares of our common stock through our plan and resell them shortly after acquiring them, including coverage of short positions, under some circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange

Act") and may be considered to be underwriters within the meaning of the Securities Act of 1933 (the "Act"). We will not extend to this person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with the person regarding the person's purchase of the shares or any resale or distribution thereof. We may, however, approve requests for optional cash purchases by those persons in excess of allowable maximum limitations. If requests are submitted for any investment date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

                                  LEGAL MATTERS

         James G. Orie, our Chief Legal Officer, has rendered an opinion regarding the validity of our common stock covered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of F.N.B. and subsidiaries appearing in our Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference upon such report given on the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information of F.N.B. for the three, six and nine-month periods ended March 31, 2004 and March 31, 2003, June 30, 2004 and June 30, 2003 and September 30, 2004
and September 30, 2003, respectively, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2004, August 9, 2004 and November 9, 2004, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

                             ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any report, statement or other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information about the public reference room. Our filings with the Commission are also available to the public from commercial document retrieval services, at the website maintained by the Commission at www.sec.gov and at our website at www.fnbcorporation.com.

         We have filed a registration statement on Form S-3 to register with the Commission with respect to the common stock offered under this prospectus. This prospectus is part of that Registration Statement. As allowed by rules of the Commission, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The Commission allows us to "incorporate by reference" certain information in this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in the prospectus or a prospectus supplement. This prospectus incorporates by reference the following documents:

         o our Annual Report on Form 10-K for the year ended December 31, 2003, as amended (including Exhibit 13, our 2003 Annual Report to Shareholders, which contains our audited 2003 financial statements);

         o our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, June 30, 2004 and March 31, 2004;

         o our Reports on Form 8-K filed April 19, 2004, May 6, 2004, May 28, 2004, July 21, 2004, August 2, 2004, October 15, 2004 and
                  October 20, 2004; and

         o the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act.

         We further incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date the offering under this prospectus is terminated. These documents contain important information about us.

         Upon request we will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to Registrar and Transfer Company, Dividend Reinvestment Department, P.O. Box 664, Cranford, New Jersey 07016; telephone: 800-368-5948. These documents are also available at our website at www.fnbcorporation.com.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15.  Indemnification of Directors and Officers.

         The Florida Business Corporations Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the Florida Act provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Our articles of incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in our right or otherwise) arising out of the service to us or to another organization at our request, or because of their positions with us. Our articles of incorporation further provide that we may purchase and maintain insurance to protect us and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not we would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

         Our by-laws provide that to the fullest extent permitted by law, none of our directors shall be personally liable for monetary damages for any action taken or any failure to take any action.

Item 16.  Exhibits.

         The following exhibits are filed with this Registration Statement.

Exhibit No.             Description of Exhibits                       Reference
-----------   ---------------------------------------------------     ---------
  *5.1        Opinion of James G. Orie.
  15.1        Acknowledgement of Ernst & Young LLP
  23.1        Consent of James G. Orie (contained in Exhibit 5.1)
  23.2        Consent of Ernst & Young LLP

-------------------
*Previously filed with the initial filing of this registration statement.


Item 17.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on November 17, 2004.

                                       F.N.B. CORPORATION


                                       By: /s/ Stephen J. Gurgovits
                                           -----------------------------------
                                           Stephen J. Gurgovits
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                 Title                                  Date
----------------------------    -----------------------------------------------     -----------------

/s/ Peter Mortensen             Chairman of the Board                               November 17, 2004
----------------------------
Peter Mortensen


/s/  Stephen J. Gurgovits       President, Chief Executive Officer and Director     November 17, 2004
----------------------------    (principal executive officer)
Stephen J. Gurgovits


/s/ Brian F. Lilly              Chief Financial Officer (principal financial        November 17, 2004
----------------------------    officer)
Brian F. Lilly


/s/  Tito L. Lima               Controller and Assistant Secretary (principal       November 17, 2004
----------------------------    accounting officer)
Tito L. Lima


/s/ William B. Campbell         Director                                            November 17, 2004
----------------------------
William B. Campbell


         Signature                                 Title                                  Date
----------------------------    -----------------------------------------------     -----------------

/s/  Henry M. Ekker             Director                                            November 17, 2004
----------------------------
Henry M. Ekker


/s/ Robert B. Goldstein         Director                                            November 17, 2004
----------------------------
Robert B. Goldstein


/s/ Harry F. Radcliffe          Director                                            November 17, 2004
----------------------------
Harry F. Radcliffe


/s/ John W. Rose                Director                                            November 17, 2004
----------------------------
John W. Rose


/s/ William J. Strimbu          Director                                            November 17, 2004
----------------------------
William J. Strimbu


/s/ Earl K. Wahl, Jr.           Director                                            November 17, 2004
----------------------------
Earl K. Wahl, Jr.


/s/ Archie O. Wallace           Director                                            November 17, 2004
----------------------------
Archie O. Wallace



                                  EXHIBIT INDEX

Exhibit No.                    Description of Exhibits
-----------       ------------------------------------------------
   *5.1           Opinion of James G. Orie
   15.1           Acknowledgement of Ernst & Young LLP
   23.1           Consent of James G. Orie (contained in Exhibit 5.1)
   23.2           Consent of Ernst & Young LLP


--------------
*Previously filed with the initial filing of this registration statement.